Exhibit 99.3
UNAUDITED PRO FORMA FINANCIAL INFORMATION
     On March 3, 2011, USA Mobility, Inc. (the “Company” or “USMO”) acquired Amcom Software, Inc. and subsidiary (“Amcom”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Arch Wireless, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Holding Company”), USMO Acquisition Co., a Delaware corporation (“Merger Sub”), Amcom, a Delaware corporation, the stockholders of Amcom named therein and Norwest Equity Partners IX, L.P., as the stockholders’ representative. The Amcom acquisition has been accounted for as a business combination using the acquisition method of accounting. Under the acquisition method of accounting, the initial purchase price was allocated to Amcom’s underlying assets and liabilities based on their fair values at the date of the acquisition. The excess of the purchase price over the underlying fair value of the assets and liabilities was recorded as goodwill.
The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 has been prepared by management as if the Amcom acquisition had occurred on such date, assuming the same terms and conditions and financing of $51.9 million. Accordingly, USMO has recorded the estimated fair value of the assets acquired and liabilities assumed.
The unaudited pro forma condensed consolidated statement of income included in this report for the twelve months ended December 31, 2010 has been prepared by management as if the Amcom acquisition had occurred on January 1, 2010.
The unaudited pro forma adjustments are based on management’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities acquired. As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma condensed consolidated financial statements. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in a reallocation affecting the value assigned to intangible assets. The income statement effect of these changes would depend on the nature and amount of the assets or liabilities adjusted.
The accompanying unaudited pro forma condensed consolidated statement of income and balance sheet have been prepared by management in accordance with rules prescribed by Article 11 of Regulation S-X and have been developed from and should be read in connection with (1) the audited consolidated financial statements of USMO contained in its respective Annual Report on Form 10-K for the year ended December 31, 2010, (2) the historical unaudited balance sheet of Amcom for December 31, 2010 contained in this current report on Form 8-K and (3) the audited statement of operations for the fiscal year ended March 31, 2010 and the unaudited interim statement of operations for the nine months ended December 31, 2010 contained in this current report on Form 8-K from which the Amcom unaudited statement of operations for the year ended December 31, 2010 has been derived. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of USMO would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.
USMO expects to incur costs associated with the integration of USMO and Amcom. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or the benefits that may result from operating or revenue synergies that could occur as a result of the merger. In addition, the unaudited pro forma condensed combined financial statements do not include the one-time costs directly attributable to the merger such as professional fees incurred by Amcom and USMO as such costs are not included in the purchase price as required by U.S. generally accepted accounting principles.

USA MOBILITY, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010
(Dollars in Thousands)

		Amcom	Pro Forma			Pro Forma
	USA Mobility	Software	Adjustments			Combined
ASSETS
Current assets:
Cash and cash equivalents	$129,220	$5,953	$(121,701)	(A	)	$13,472
Accounts receivable, net	13,419	13,784	(3,608)	(G	)	23,595
Inventory, net	—	1,836	—			1,836
Prepaid expenses and other	2,798	1,342	—			4,140
Tax receivables	5,004	19	—			5,023
Escrow receivables	—	—	7,500	(B	)	7,500
Deferred income tax assets, net	3,915	1,742	1,892	(L	)	7,549

Total current assets	154,356	24,676	(115,917)			63,115

Property and equipment, net	27,135	1,276	(161)	(C	)	28,250
Intangible assets, net	511	21,482	22,057	(C	)	44,050
Tax receivables	191	—	—			191
Escrow receivables	—	—	7,500	(B	)	7,500
Goodwill	—	74,090	55,627	(D	)	129,717
Deferred income tax assets, net	47,390	—	19,963	(L	)	67,353
Other assets	1,075	731	678	(E	)	2,484

TOTAL ASSETS	$230,658	$122,255	$(10,253)			$342,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6,125	$6,375	(E	)	$12,500
Accounts payable and accrued liabilities	17,527	2,033	1,456	(F	)	21,016
Accrued compensation and benefits	9,968	1,371	—			11,339
Consideration payable	—	—	7,500	(B	)	7,500
Customer deposits	718	—	—			718
Deferred revenue	6,268	16,219	(9,672)	(G	)	12,815

Total current liabilities	34,481	25,748	5,659			65,888
Long-term debt, net of current portion	—	21,625	17,822	(E	)	39,447
Consideration payable	—	—	7,500	(B	)	7,500
Deferred revenue	—	472	—			472
Deferred income tax liabilities	—	7,308	(7,308)	(L	)	—
Other long-term liabilities	11,787	183	—			11,970

TOTAL LIABILITIES	46,268	56,336	23,673			125,277

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—			—
Common stock	2	500	(500)	(H	)	2
Additional paid-in capital	129,696	63,437	(63,437)	(H	)	129,696
Retained earnings	54,692	2,982	30,011	(H	)	87,685

TOTAL STOCKHOLDERS’ EQUITY	184,390	66,919	(33,926)			217,383

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,658	$122,255	$(10,253)			$342,660

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USA MOBILITY, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010
(Dollars in Thousands)

			Pro Forma			Pro Forma
	USA Mobility	Amcom Software	Adjustments			Combined
Revenues
Service, rental and maintenance, net of service credits	$221,575	$—	$—			$221,575
Product sales, net of credits	11,679	50,999	(5,412)	(G),	(I)	57,266

Total revenues	233,254	50,999	(5,412)			278,841
Operating expenses:
Cost of products sold	4,213	18,163	(111)	(I	)	22,265
Service, rental and maintenance	69,158	7,388	—			76,546
Selling and marketing	16,926	9,223	—			26,149
General and administrative	59,472	6,433	66	(J),	(K)	65,971
Severance and restructuring	2,179	—	—			2,179
Depreciation, amortization and accretion	24,127	2,915	3,406	(C	)	30,448

Total operating expenses	176,075	44,122	3,361			223,558

Operating income	57,179	6,877	(8,773)			55,283
Interest income (expense), net	16	(2,091)	(784)	(E	)	(2,859)
Other income, net	2,805	—	—			2,805

Income before income tax (benefit) expense	60,000	4,786	(9,557)			55,229
Income tax (benefit) expense	(17,898)	2,296	(35,428)	(L	)	(51,030)

Net income	$77,898	$2,490	$25,871			$106,259

Basic net income per common share	$3.50	$0.05	$—			$4.77

Diluted net income per common share	$3.45	$0.04	$—			$4.71

Basic weighted average common shares outstanding	22,265,961	50,000,000	(50,000,000)			22,265,961

Diluted weighted average common shares outstanding	22,567,030	55,675,000	(55,675,000)			22,567,030

Cash distributions declared per common share	$2.00	$—	$—			$2.00

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USA MOBILITY, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Pro Forma Presentation
     The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the acquisition. The unaudited pro forma condensed consolidated balance sheet is based on the individual balance sheets of USMO and Amcom and has been prepared to reflect the acquisition by USMO of Amcom as if the acquisition had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statement of income is based on the individual statements of income of USMO and Amcom and the combined results of operations of USMO and Amcom for the year ended December 31, 2010 as if the acquisition had occurred on January 1, 2010 for the pro forma condensed consolidated statement of income.
     The Amcom acquisition has been accounted for as a business combination using the acquisition method of accounting under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method of accounting, the initial purchase price was allocated to Amcom’s underlying assets and liabilities based on their fair values at the date of the acquisition. The excess of the purchase price over the underlying assets and liabilities was recorded as goodwill. Detailed information regarding the preliminary purchase price allocation is included in Note 5 of the unaudited Notes to Condensed Consolidated Financial Statement in USMO’s Quarterly Report on Form 10-Q for the three months March 31, 2011.
2. Acquisition Consideration
     The preliminary acquisition consideration consisted of the following (dollars in thousands):

Purchase price	$163,284
Less assumed interest bearing debt	(27,750)
Less other purchase adjustments and expenses	(1,280)
Plus cash acquired	7,341

Total preliminary acquisition consideration (after adjustments)	$141,595

     The acquisition consideration is allocated to Amcom’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair value as of the acquisition date. The excess of the purchase price over the net tangible assets acquired is recorded as goodwill. The purchase price is allocated on a preliminary basis as follows (dollars in thousands):

	Preliminary	Estimated
	Fair Value	Useful Life
Assets acquired	$32,540
Customer-related intangible assets	25,002	10 years
Marketing-related intangible assets	5,702	20 years
Contract-based intangible assets	5,752	5 years
Technology-based intangible assets	7,083	2 - 4 years
Goodwill	131,172
Assumed liabilities	(33,832)
Deferred revenue	(4,074)
Long-term debt	(27,750)

Total acquisition consideration	$141,595

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3. Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect the allocation of the acquisition consideration, including adjusting assets and liabilities to fair value and recognizing intangibles, with related changes in depreciation and amortization expense, and to reflect the effects of the financing necessary to complete the acquisition.
     The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:
(A) To reflect the cash portion of the purchase price of $119.3 million plus transaction related expenses of $2.4 million.
(B) To reflect the acquisition consideration held in an escrow account as a source of payment for purchase price adjustments and indemnification obligations. On the 12-month anniversary of the merger, half of the consideration or $7.5 million less any adjustments and indemnification payments will be transferred to the stockholders’ representative with the balance to be transferred on the 18-month anniversary of the merger.
(C) To reflect the fair value of the identifiable tangible and intangible assets. Customer-related intangible assets represent the underlying relationships and agreements with Amcom’s existing customers. Marketing-related intangible assets represent the fair value the Amcom trade name. Contract-based intangible assets are for non-compete agreements and represent the amount of lost business that could occur if the sellers, in the absence of non-compete agreements, were to compete with the Company. Technology-based intangible assets represent internally developed software applications that are used in Amcom’s operations.
Also, pro forma adjustments have been made to reflect amortization of these identified intangible assets for the related period.
(D) To reflect the write off of Amcom’s historical goodwill balance and to reflect the identified goodwill as if the acquisition occurred on December 31, 2010. The difference between the amount recorded on a pro forma basis and the actual balance as of the acquisition date is the result of changes in the net assets of Amcom between December 31, 2010 and March 3, 2011.
(E) To record the acquisition related borrowings under the credit facility of $24.2 million. Deferred financing fees of approximately $1.4 million were capitalized in conjunction with the credit agreement. Amcom’s deferred financing fees of approximately $0.7 million were written off as a result of the acquisition allocation.
Also, pro forma adjustments have been made to reflect additional interest expense for the increase in borrowings under the credit facility for the acquisition of Amcom at the beginning of the year presented. This adjustment is not meant to be representative of the debt level that might have been required had the acquisition taken place at the beginning of the year and is not indicative of past or future performance. The adjustments have been calculated by applying the average LIBOR rate (which the credit facility requires shall not be less than 1.5%) for the year ended December 31, 2010, plus the applicable rate-margin of 3.75%.
All capitalized loan costs have been amortized over the expected life of the borrowings.
The future maturities on pro forma long-term debt are as follows (dollars in thousands):

Year 1	$12,500
Year 2	10,000
Year 3	7,500
Year 4	21,947

$51,947

(F) To record accrued loss contingencies associated with non-income based taxes.

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(G)	To reflect the fair value of satisfying the deferred revenue obligations.

(H)	To eliminate historical stockholders’ equity of Amcom. Retained earnings reflect adjustments for transaction costs of $2.4 million (A) and the release of the Company’s deferred income tax valuation allowance of $35.4 million arising from the acquisition (L).

(I)	To eliminate intercompany sales during the period presented in the pro forma condensed consolidated statement of income.

(J)	To record increase in compensation of $0.1 million for contracts with management that were entered into as part of the acquisition.

(K)	To eliminate nonrecurring transaction fees incurred during the year ended December 31, 2010 of $34,000.

(L)	To record an income tax provision for the impact of the acquisition and the change in the deferred income tax asset valuation allowance arising from the acquisition.
4. Pro Forma Earnings Per Share
     The pro forma basic and diluted earnings per share are based on the weighted average number of shares of USMO common stock outstanding during the period. No shares of USMO common stock were issued in connection with the acquisition.

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